Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media)
+1 336-436-8263
Media@labcorp.com

Scott Frommer (investors)
+1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP UPDATES FULL-YEAR 2018 GUIDANCE

Burlington, NC, November 30, 2018 - LabCorp® (or the Company) (NYSE: LH) today updated its full-year 2018 guidance based on current expectations. In the following guidance, all comparisons to financial results in 2017 have been restated as if the Company had adopted the FASB-issued converged standard on revenue recognition (ASC 606) on January 1, 2017. The guidance continues to assume foreign exchange rates effective as of September 30, 2018, for the remainder of the year, and includes capital allocation.

	Current Guidance Provided on Nov. 30, 2018	Prior Guidance Provided on Oct. 24, 2018
Total Revenue Growth	9.9% to 10.3%	10.5% to 11.0%
LabCorp Diagnostics Revenue Growth	2.1% to 2.5%	3.0% to 3.5%
Covance Drug Development Revenue Growth	24.0% to 26.0%	24.0% to 26.0%
Adjusted EPS	$10.95 to $11.05	$11.25 to $11.45
Free Cash Flow	$940 million to $980 million	$975 million to $1,025 million

The Company’s revised outlook was primarily driven by lower-than-expected volume growth in LabCorp Diagnostics, which the Company believes will continue for the remainder of the year. The softness in demand is primarily due to slower growth in referred direct-to-consumer genetic testing, lower referral volume from hospitals and health systems, volume declines from certain managed care plans that will no longer be exclusive to LabCorp in 2019, and adverse weather. As stated on the third quarter earnings call, the Company has implemented cost reduction initiatives, but these initiatives will be insufficient to maintain the Company’s prior outlook in light of the unanticipated volume shortfall.

“We are disappointed with this shortfall in Diagnostics but continue to be confident in our outlook in Covance Drug Development,” said David P. King, chairman and chief executive officer. “Looking to next year, we continue to expect modest EPS growth over our updated 2018 earnings. As a global leader in life sciences, our differentiated offering positions us to create significant long-term shareholder value.”

The Company expects to report its financial results for 2018 and provide guidance for 2019 on its fourth-quarter earnings call, scheduled for February 7, 2019.

About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including but not limited to statements with respect to estimated 2018 guidance and the related assumptions, the impact of various factors on operating and financial results, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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